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                                                                    EXHIBIT 4.2


                   THIRD RESTATED CERTIFICATE OF INCORPORATION
                   -------------------------------------------
                                       OF
                                       --
                             THE TJX COMPANIES, INC.
                             -----------------------


      (Originally incorporated on April 9, 1962 under the name Zayre Corp.)

        FIRST: The name of this corporation is

                             THE TJX COMPANIES, INC.

        SECOND: Its registered office in the State of Delaware is located at 1013 Centre Road, in the City of Wilmington, County of New Castle. The name and address of its registered agent is the United States Corporation Company, 1013 Centre Road, Wilmington, Delaware 19805.

        THIRD: The nature of the business of this corporation and the objects or purposes to be transacted, promoted and carried on by it are as follows:

        1. To engage generally in business in the field of merchandising, whether wholesale or retail or both.

        2. To buy, design, develop, manufacture, produce, lease or otherwise acquire, and to prepare, finish or otherwise process, and to own, hold, use, store and transport, and to sell at wholesale or retail, transfer, distribute, export, consign, lease or otherwise dispose of, and generally to deal in and with, all kinds of merchandise, clothing, articles, equipment, supplies, goods, wares, foods, drugs, cosmetics and other articles of whatever nature.

        3. To buy, construct, lease or otherwise acquire, and to own, hold, operate, manage, lease to others, grant or take concessions for, develop, improve, maintain and use, and to manage for others and to act as consultants with respect to, and to sell, convey or otherwise dispose of, stores, warehouses, shopping centers, parking lots, retail outlets and other facilities for use in connection with wholesale and retail merchandising, and land, buildings, facilities, equipment and all other property and assets for or incidental to any of the foregoing.

        4. To carry on any manufacturing, selling, management, service or other business, operation or activity which is lawful to be carried on by a corporation organized under the General Corporation Law of the State of Delaware as amended, whether or not similar or related or incidental to or useful or advantageous in or in connection with the businesses, operations and activities referred to in the foregoing paragraphs.





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        5.      To manufacture, produce, buy, lease or otherwise acquire, and to own, operate and use, and to sell, lease or otherwise dispose of, and generally to deal with and in, machinery, appliances, equipment, tools, parts, fixtures, facilities, motor vehicles, materials, supplies, goods, merchandise and other articles and property of all kinds incidental to or useful in or in connection with any business, operation or activity in which this corporation is engaged or is authorized to engage.

        6. To buy, construct, lease or otherwise acquire, and to own, hold, operate, develop, improve, maintain and use, and to sell, convey, lease or otherwise dispose of, and to grant easements, rights or interests in, lands, real estate, easements, leaseholds and other rights or interests in real estate, plants, structures, building equipment and real estate improvements incidental to or useful in or in connection with any business, operation or activity in which this corporation is engaged or is authorized to engage.

        7. To apply for, obtain, keep in force and comply with all licenses and permits from governmental authorities and others which are deemed requisite or desirable in or in connection with any business, operation or activity in which this corporation is engaged or desires or is authorized to engage.

        8. To apply for, obtain, register, devise, adopt, purchase, lease, take licenses or rights under or otherwise acquire, and to hold, own, develop, maintain, protect, operate under, exercise and use, and to grant licenses or rights under, sell, assign, transfer or otherwise dispose of, and generally to deal in and with, patents, trademarks, copyrights, inventions, improvements, processes, formulae, trade names, designs and similar properties and rights, and applications, registrations, reissues, renewals, licenses and other rights and interests for, in, to or under the same, and franchises, powers, rights, privileges, grants, concessions, immunities and guaranties from public authorities or others, all in or under the laws of the United States of America or any state or other government, country or place.

        9. To subscribe for, purchase or otherwise acquire, and to hold and own, and to sell, assign, transfer or otherwise dispose of, and generally to deal in and with, securities, and while the holder or owner thereof to have and exercise all rights, powers and privileges of ownership, including the right to vote or consent or give proxies or powers of attorney therefor, and to carry on any business, operation or activity through a wholly or partly owned subsidiary.

        10. To acquire by purchase, exchange, merger or consolidation or otherwise all or any part of the property and assets, including the business, good will, rights and franchises, of any corporation, association, trust, firm or individual wherever organized, created or located, and in payment or exchange therefor to pay cash, transfer property and issue securities to the transferor or its security holders and to assume or become liable for any liabilities and obligations, and to hold and operate or in any manner to dispose of all or any part of the property and assets so acquired.



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        11.     To dispose by sale, exchange, merger or consolidation or
otherwise of all or any part of the property and assets, including the business, good will, rights and franchises of this corporation, to any corporation, association, trust, firm or individual wherever organized, created or located, for cash or property, including securities, or the assumption of the liabilities and obligations of this corporation, and if desired, and subject to the rights of creditors and preferred stockholders, to distribute such cash, securities or other property to the security holders of this corporation in exchange for or in partial or complete liquidation or redemption of their securities.

        12. To borrow money and obtain credit, and in consideration of money borrowed or for the purpose of sale or pledge or in order to pay, evidence or secure any liability or obligation, to execute, issue and deliver and sell, pledge or otherwise dispose of bonds, notes, debentures or other evidences of indebtedness, secured or unsecured, and to give security for any such bonds, notes, debentures or other evidences of indebtedness or for any purchase price, guaranty, line of credit, covenant, fidelity or performance bond or any other liability or obligation and any premium, interest and other sums due thereon or therewith and any covenants or obligations connected therewith; and for the foregoing purposes to mortgage or pledge or execute an indenture of mortgage or deed of trust upon or create a lien upon or other security title or security interest in all or any part of the property and assets, real and personal, of this corporation, then owned or thereafter acquired.

        13. To lend money, credit or security to, and to guarantee or assume any liabilities and obligations of, and to aid in any other manner, any corporation, association, trust, firm or individual, wherever organized, created or located, any of whose securities are held by this corporation or in whose affairs or prosperity this corporation has a lawful interest, and to do all acts and things designed to protect, improve or enhance the value of such securities or interest.

        14. To execute, issue and deliver and to sell or otherwise dispose of securities of this corporation convertible into other securities, and options, warrants or rights to subscribe for or purchase securities of this corporation, to issue any of such options, warrants or rights to any employees of this corporation, and to maintain, operate and carry on for the benefit of any employees any pension, retirement, profit-sharing, bonus, health, disability, savings, loan, insurance, educational, social, recreational or similar plans or arrangements.

        15. To make contributions for charitable, scientific or educational purposes or for the public welfare or for public purposes, including contributions to corporations, trusts, funds or foundations organized and operated for any such purposes, and including any such foundation organized by this corporation or by its directors or officers, and including contributions to governments or governmental bodies or agencies for public purposes, and any contributions which at the time are allowed as deductions from corporate gross income under the United States Internal Revenue Code as amended.





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        16.     To do any and all acts and things in this Article Third set forth to the same extent as an individual might or could do, as principal, factor, consignee, agent, contractor or otherwise, and either alone or in conjunction or jointly with any corporation, association, trust, firm or individual, and, in general, to do any and all acts and things and to engage in any and all businesses whatsoever, necessary, suitable, advantageous or proper for or in connection with or incidental to the exercise, transaction, promotion, carrying on, accomplishment or attainment of any of the businesses, powers, purposes or objects in this Article Third set forth, excepting in every case all acts, things and business forbidden by law.

        17. In this Article Third the word "securities" includes, to the extent that the context permits, stocks, shares, bonds, notes, debentures and other evidences of interest in or indebtedness of any corporation, association, trust or firm wherever organized, created or located, and notes and other evidences of indebtedness of any individual wherever located, and bonds, notes, debentures and other evidences of indebtedness of any country, state, county, city, town or other governmental body or agency wherever organized, created or located.

        18. In this certificate of incorporation, unless it is otherwise expressly provided, the conjunctive includes the disjunctive and the singular includes the plural, and vice versa; verbs in the present or future include both present and future or either; the whole includes any part or parts; no mention or inclusion of any particular example or specific enumeration shall be deemed to limit any general meaning; the statements of the businesses, objects and purposes of this corporation shall be construed both as objects and powers; the enumeration of specific powers shall not be held to limit or restrict in any manner the exercise by this corporation of the general powers conferred upon corporations by the laws of the State of Delaware, and no statement of any business, object or purpose shall be deemed to limit or be exclusive of any other stated business, object or purpose, but all are separate and cumulative and all may be transacted, promoted and carried on separately or together and at any time and from time to time, and any business, object or purpose may be transacted, promoted or carried on, and any property may be owned or held, in any part of the world; and references to the certificate of incorporation mean the provisions of the certificate of incorporation (as that term is defined in the General Corporation Law of the State of Delaware) of this corporation as from time to time in effect, and references to the by-laws or to any requirement or provision of law mean the by-laws of this corporation or such requirement or provision of law as from time to time in effect.

        FOURTH: The total number of shares of capital stock of all classes which this Corporation shall have authority to issue shall be three hundred five million (305,000,000) shares, consisting of three hundred million (300,000,000) shares of Common Stock of the par value of one dollar ($1.00) per share, amounting in aggregate to three hundred million dollars ($300,000,000), and five million (5,000,000) shares of Preferred Stock of the par value of one dollar ($1.00) per share, amounting in the aggregate to five million dollars ($5,000,000).




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        The holders of the Common Stock shall be entitled to one vote for each share of Common Stock registered in the name of such holder, and there shall be no cumulative voting in elections for directors. The holders of the Common Stock shall be entitled to such dividends as may from time to time be declared by the Board of Directors, but only when and as declared by the Board of Directors out of any funds legally available for declaration of dividends, and subject to any provisions of this Certificate of Incorporation, as amended from time to time, or of resolutions of the Board of Directors adopted pursuant to authority herein contained, requiring that dividends be declared and/or paid upon the outstanding shares of Preferred Stock of any series or upon the outstanding shares of any other class of capital stock ranking senior to the Common Stock as to dividends as a condition to the declaration and/or payment of any dividend on the Common Stock; but no such provisions shall restrict the declaration or payment of any dividend or distribution of the Common Stock payable solely in shares of Common Stock. In the event of the liquidation, dissolution or winding up of the affairs of the corporation, the holders of the Common Stock shall be entitled to share pro rata in the net assets available for distribution to holders of Common Stock after satisfaction of the prior claims of the holders of shares of Preferred Stock of any series and shares of any other class of capital stock ranking senior to the Common Stock as to assets, in accordance with the provisions of this Certificate of Incorporation, as amended from time to time, or of resolutions of the Board of Directors adopted pursuant to authority herein contained.

        The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Certificate of Incorporation, as amended from time to time, and to determine with respect to each such series, the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, the relative, participating, optional or other rights, and the qualifications, limitations and restrictions appertaining thereto, including, without limiting the generality of the foregoing, the voting rights appertaining to shares of Preferred Stock of any series (which may be one vote per share or a fraction of a vote per share, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of the liquidation, dissolution or winding up of the affairs of the Corporation and the rights (if any) of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of Common Stock or for shares of Preferred Stock of any other series or for shares of any other class of capital stock (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustments thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable).

        Before the corporation shall issue any shares of Preferred Stock of any series, a certificate setting forth a copy of the resolution or resolutions of the Board of Directors fixing the voting powers, designations, preferences, the relative, participating, optional and other


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rights, and the qualifications, limitations and restrictions appertaining to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued, shall be made under seal of the corporation and signed by the president or a vice-president and by the secretary or an assistant secretary of the corporation and acknowledged by such president or vice-president as provided by the laws of the State of Delaware and shall be filed and a copy thereof recorded in the manner prescribed by the laws of the State of Delaware.

        NO PRE-EMPTIVE RIGHTS. No stockholder of this corporation shall have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into, or carrying options or warrants to purchase, shares of any class now or hereafter to be authorized, whether or not the issue of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors in its discretion from time to time may grant and at such price as the board of directors in its discretion may fix; and the board of directors may issue shares of any class of this corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, or options to purchase shares of any class, without offering any such shares or securities or options, either in whole or in part, to the existing stockholders of any class.

SERIES E CUMULATIVE CONVERTIBLE PREFERRED STOCK. There has been created a series of cumulative convertible Preferred Stock of the Corporation having the voting powers, designations, preferences, the relative, participating, optional and other rights, and the qualifications, limitations and restrictions appertaining thereto in addition to those set forth elsewhere in this Certificate of Incorporation, as follows:

        1. DESIGNATION AND NUMBER. The designation of Preferred Stock shall be Series E Cumulative Convertible Preferred Stock, $1.00 par value per share, of The TJX Companies, Inc. (the "Series E Preferred Stock"), and the number of shares constituting such series shall be 1,500,000, which number may not be increased but may be decreased (but not below the number of shares of Series E Preferred Stock then outstanding) from time to time by the Board of Directors.

        All shares of Series E Preferred Stock which shall have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired, shares converted pursuant to
Section 4 hereof and shares exchanged for any other security of the Corporation) shall not be reissued and shall, upon the making of any necessary filing with the Secretary of State of Delaware have the status of authorized but unissued shares of the Corporation's Preferred Stock, without designation as to series, and thereafter may be issued, but not as shares of Series E Preferred Stock.




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2.      DIVIDEND RIGHTS.

        a. General. The holders of shares of Series E Preferred Stock shall be entitled to receive, in preference to the holders of shares of Common Stock and any other stock ranking as to dividends junior to the Series E Preferred Stock, when and as declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends, accruing from and after the date of original issuance of the Series E Preferred Stock at an annual rate of $7.00 per share, and no more, as long as shares of Series E Preferred Stock remain outstanding. Dividends shall be payable quarterly in arrears, on January 1, April 1, July 1 and October 1 in each year commencing on the first of such four dates which follows the date of initial issuance of the Series E Preferred Stock (each, a "Dividend Payment Date"). Each dividend will be payable to holders of record as they appear on the stock register of the Corporation on the record date therefor, not exceeding 60 days nor less than 10 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends in arrears may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 60 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. Dividends payable on the Series E Preferred Stock (i) for any period greater or less than a full dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and (ii) for each full quarterly dividend period, shall be computed by dividing the annual dividend rate by four. Dividends on shares of Series E Preferred Stock shall be cumulative and shall accrue on a daily basis from the date of original issuance thereof whether or not there shall be funds legally available for the payment thereof and whether or not such dividends are declared. Holders of shares of the Series E Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of Full Cumulative Dividends on such shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments which may be in arrears.

        b. Requirements for Dividends on Senior Preferred Stock. The Corporation shall not (i) declare or pay or set apart for payment any dividends or distributions on shares of Series E Preferred Stock (other than dividends paid in shares of stock ranking junior to any series of Preferred Stock ranking senior to the Series E Preferred Stock as to dividends) or (ii) make any purchase or redemption of, or any sinking fund payment for the purchase or redemption of, shares of Series E Preferred Stock (other than a purchase or redemption made by issue or delivery of any stock ranking junior to any series of Preferred Stock ranking senior to the Series E Preferred Stock as to dividends or upon liquidation, dissolution or winding up) unless Full Cumulative Dividends on all outstanding shares of any series of Preferred Stock ranking senior to Series E Preferred Stock through the most recent dividend payment date prior to the date of payment of such dividend or distribution, or effective date of such purchase, redemption or sinking fund payment, shall have been paid in full or declared and a sufficient sum set apart for payment thereof.




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        c.      Requirements for Dividends on Parity Preferred Stock. If there shall be outstanding shares of any other class or series of Preferred Stock ranking on a parity with the Series E Preferred Stock as to dividends, no dividends, except as described in the next sentence, shall be declared or paid or set apart for payment on any such other series for any period unless Full Cumulative Dividends on the Series E Preferred Stock through the most recent Dividend Payment Date have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. If dividends on the Series E Preferred Stock and on any other series of Preferred Stock ranking on a parity as to dividends with the Series E Preferred Stock are in arrears, all dividends declared upon shares of the Series E Preferred Stock and all dividends declared upon such other series shall be declared pro rata so that the amounts of dividends per share declared on the Series E Preferred Stock and such other series shall in all cases bear to each other the same ratio that Full Cumulative Dividends per share at the time on the shares of Series E Preferred Stock and on such other series bear to each other.

        d. Requirements for Dividends on Junior Stock. The Corporation shall not (i) declare or pay or set apart for payment any dividends or distributions on any stock ranking as to dividends junior to the Series E Preferred Stock (other than dividends paid in shares of stock ranking junior to the Series E Preferred Stock as to dividends) or (ii) make any purchase or redemption of, or any sinking fund payment for the purchase or redemption of, any stock ranking as to dividends or upon liquidation, dissolution or winding up junior to the Series E Preferred Stock (other than a purchase or redemption made by issue or delivery of any stock ranking junior to the Series E Preferred Stock as to dividends or upon liquidation, dissolution or winding up) unless Full Cumulative Dividends on all outstanding shares of Series E Preferred Stock through the most recent Dividend Payment Date prior to the date of payment of such dividend or distribution, or effective date of such purchase, redemption or sinking fund payment, shall have been paid in full or declared and a sufficient sum set apart for payment thereof; provided, however, that unless prohibited by the terms of any other outstanding series of Preferred Stock, any moneys theretofore deposited in any sinking fund with respect to any Preferred Stock of the Corporation in compliance with this Section 2(d) and the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund regardless of whether at the time of such application Full Cumulative Dividends on all outstanding shares of Series E Preferred Stock through the most recent Dividend Payment Date shall have been paid in full or declared and a sufficient sum set apart for payment thereof.

3.      LIQUIDATION PREFERENCES.

        a. Senior Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether from capital or surplus) shall be made to or set apart for the holders of the Series E Preferred Stock upon liquidation, dissolution or winding up, the



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holders of each class or series of Preferred Stock ranking senior to the Series
E Preferred Stock upon liquidation, dissolution or winding up shall be entitled to receive full payment of their liquidation preferences.

        b. Order of Payments among Parity Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether from capital or surplus) shall be made to or set apart for the holders of any class or series of stock of the Corporation ranking junior to the Series E Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of Series E Preferred Stock and the holders of each other class or series of Preferred Stock ranking on a parity with Series E Preferred Stock upon liquidation, dissolution or winding up shall be entitled to receive liquidation payments according to the following priorities:

First,

        The holders of the shares of Series E Preferred Stock shall receive $100 per share and the holders of shares of each such other class or series of Preferred Stock shall receive the full respective liquidation preferences (including any premiums) to which they are entitled; and

Second,

        The holders of shares of Series E Preferred Stock and the holders of shares of each such other class or series of Preferred Stock shall each receive an amount equal to Full Cumulative Dividends with respect to their respective shares through and including the date of final distribution to such holders, but such holders shall not be entitled to any further payment.

        No payment (in either of the First step or Second step provided above) on account of any liquidation, dissolution or winding up of the Corporation shall be made to holders of any such other class or series of Preferred Stock or to the holders of Series E Preferred Stock unless there shall likewise be paid at the same time to the holders of the Series E Preferred Stock and the holders of each such other class or series of Preferred Stock like proportionate amounts of the same payments (as to each of the First step or the Second step above), such proportionate amounts to be determined ratably in proportion to the full amounts to which the holders of all outstanding shares of Series E Preferred Stock and the holders of all outstanding shares of each such other class or series of Preferred Stock are respectively entitled (in either the First step or the Second step, as the case may be) with respect to such distribution.

        For purposes of this Section 3, neither a consolidation or merger of the Corporation with or into another corporation nor a merger of any other corporation with or into the Corporation or a sale or transfer of all or any part of the Corporation's assets for cash, securities or other property will be deemed a liquidation, dissolution or winding up of the Corporation.




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        c.      Junior Stock. After payment shall have been made in full to the holders of Series E Preferred Stock and to the holders of each such other class or series of Preferred Stock as provided in this Section 3 upon liquidation, dissolution or winding up of the Corporation, any other series or class or classes of stock ranking junior to the Series E Preferred Stock upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed upon such liquidation, dissolution or winding up, and the holders of Series E Preferred Stock shall not be entitled to share therein.

4.      CONVERSION.

        a. Automatic Conversion. Unless earlier converted at the option of the holder in accordance with the provisions of Section 4(b), on the Automatic Conversion Date each outstanding share of the Series E Preferred Stock shall convert automatically (the "Automatic Conversion") into (i) shares of Common Stock at the Exchange Rate in effect on the Automatic Conversion Date and (ii) the right to receive an amount in cash equal to Full Cumulative Dividends on such share to the Automatic Conversion Date.

        b. Optional Conversion by Holder. Shares of Series E Preferred Stock may be converted, in whole or in part, at the option of the holder thereof ("Optional Conversion"), at any time after the Initial Issuance Date and not later than the close of business on the Business Day prior to the Automatic Conversion Date, into shares of Common Stock at the Upper Exchange Rate.

        Optional Conversion of shares of Series E Preferred Stock may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank (and, if applicable, payment of an amount equal to the dividend payable on such shares), to the office of any transfer agent for the Series E Preferred Stock or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with the Optional Conversion procedures established by the Corporation. Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied (the "Optional Conversion Date").

        c.      Mechanics of Conversion.

        i. Upon surrender in accordance with the aforesaid provisions of the certificate for any shares so converted (duly endorsed or accompanied by appropriate instruments of transfer), the holder of record of such shares shall be entitled to receive the applicable number of shares of Common Stock (calculated to the nearest 1/1,000,000th of a share) (and cash representing fractional share settlements in respect thereof) at the applicable Exchange Rate plus Full Cumulative Dividends thereon, without interest.




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        ii.     Before any holder of shares of Series E Preferred Stock shall receive certificates for shares of Common Stock in respect of the conversion of shares of Series E Preferred Stock (or cash representing fractional share settlements in respect thereof) such holder shall surrender the certificate or certificates of shares of Series E Preferred Stock duly endorsed if required by the Corporation, at the office of the Corporation and, if certificates for shares of Common Stock are to be received by such holder, shall state in writing the name or names and the denominations in which such holder wishes the certificate or certificates for the Common Stock to be issued. The Corporation will, as soon as practicable after receipt thereof, issue and deliver to such holder, or such holder's designee or designees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with a certificate or certificates representing any shares of Series E Preferred Stock which are not to be converted, but which shall have constituted part of the certificate or certificates for shares of Series E Preferred Stock so surrendered.

        iii. The Corporation's obligation to deliver shares of Common Stock and provide funds upon conversion in accordance with this Section 4 shall be deemed fulfilled if, on or before a conversion date, the Corporation shall deposit with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York, New York and having a capital and surplus of at least $50,000,000 according to its last published statement of condition, or shall set aside or make other reasonable provision for the issuance of, such number of shares of Common Stock as are required to be delivered by the Corporation pursuant to this Section 4 upon the occurrence of the related conversion of Series E Preferred Stock and for cash required to be paid in lieu of the issuance of fractional share amounts and Full Cumulative Dividends payable in cash on the shares of Series E Preferred Stock to be converted as required by this Section 4, in trust for the account of the holders of such shares of Series E Preferred Stock to be converted (and so as to be and continue to be available therefor), with (in the case of deposits with a bank or trust company) irrevocable instructions and authority to such bank or trust company that such shares and funds be delivered upon conversion of the shares of Series E Preferred Stock so to be converted. If on the Automatic Conversion Date shares of Common Stock and funds (if any) necessary for the conversion shall have been irrevocably either set aside by the Company separate and apart from its other funds or assets in trust for the account of the holders of the shares of Series E Preferred Stock to be converted (and so as to be and continue to be available therefor) or the Company shall have made other reasonable provision therefor, then, notwithstanding that the certificates evidencing any shares of the Series E Preferred Stock so subject to conversion shall not have been surrendered, the shares represented thereby shall be deemed no longer outstanding, dividends with respect to such shares shall cease to accrue on the date fixed for conversion (provided that holders of shares of Series E Preferred Stock at the close of business on a record date for any payment of dividends shall be entitled to receive Full Cumulative Dividends payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such record date and prior to such Dividend Payment Date) and all rights with respect to such shares shall forthwith after such date cease and terminate, except for the rights of the holders to receive the shares of Common

Stock and funds (if any) payable pursuant to this Section 4 without interest upon surrender of their certificates therefor. Holders of shares of Series E Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the Optional Conversion of such shares following such record date and prior to such Dividend Payment Date. However, shares of Series E Preferred Stock surrendered for Optional Conversion after the close of business on a dividend payment record date and before the opening of business on the corresponding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of Series E Preferred Stock on a dividend record date who (or whose transferee) surrenders any such shares for conversion into shares of Common Stock on the corresponding Dividend Payment Date will receive the dividend payable by the Corporation on such shares of Series E Preferred Stock on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series E Preferred Stock for conversion. Except as provided above, upon any conversion of shares of Series E Preferred Stock, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on such shares of Series E Preferred Stock as to which conversion has been effected or for dividends or distributions on the shares of Common Stock issued upon such conversion.

        iv. Holders of shares of Series E Preferred Stock that are converted shall not be entitled to receive dividends declared and paid on such shares of Common Stock, and such shares of Common Stock shall not be entitled to vote, until such shares of Common Stock are issued upon the surrender of the certificates representing such shares of Series E Preferred Stock and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to such conversion date. Amounts payable in cash in respect of the shares of Series E Preferred Stock or in respect of such shares of Common Stock shall not bear interest.

        v. Each conversion of shares of Series E Preferred Stock into Common Stock shall be deemed to have been made as of the close of business on the applicable conversion date, so that the rights of the holder of such shares of Series E Preferred Stock shall, to the extent of such conversion, cease at such time and the person or persons entitled to receive shares of the Common Stock upon conversion of such shares shall be treated for all purposes as having become the record holder or holders of the Common Stock at such time; provided, however, that if an event that results in an adjustment to the Exchange Rate is declared or occurs with respect to the shares of Common Stock, and the record date for any such action is on or after the close of business on the date on which notice of such conversion is given, but prior to the close of business on the date of such conversion, then the person or persons entitled to receive shares of the Common Stock upon conversion of shares of Series E Preferred Stock shall be treated for purposes of such action as having become the record holder or holders of the Common Stock at the close of business on the Trading Day next preceding the date on which notice of such conversion is given.

        vi. The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock upon conversion of shares of Series E Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the delivery of shares registered in a name other than the name in which such shares of Series E Preferred Stock were formerly registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

        d. Adjustments to the Exchange Rate. The Exchange Rate shall be subject to adjustment from time to time as provided below in this paragraph (d).

        (1) If the Corporation shall pay or make a dividend or other distribution with respect to its Common Stock in shares of Common Stock (including by way of reclassification of any shares of its Common Stock) to all holders of Common Stock, the Exchange Rate in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased by multiplying such Exchange Rate by a fraction of which the numerator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the total number of shares of Common Stock constituting such dividend or other distribution, and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

        (2) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Exchange Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Exchange Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increases or reductions, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

        (3) If the Corporation shall, after the date hereof, issue rights or warrants, in each case other than the Rights, to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Fair Market Value of the Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then in each case the Exchange Rate shall be adjusted by multiplying the Exchange Rate in effect on such record date, by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Fair Market Value (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Fair Market Value). Such adjustment shall become effective at the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Exchange Rate shall be readjusted to the Exchange Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of the issuance of rights or warrants in respect of only the number of shares of Common Stock actually delivered.

        (4) If the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock consisting of evidences of its indebtedness or other assets (including shares of capital stock of the Corporation other than Common Stock but excluding any cash dividends or any dividends or other distributions referred to in clauses (i) and (ii) above), or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (iii) above and other than Rights), then in each such case the Exchange Rate shall be adjusted by multiplying the Exchange Rate in effect on the record date for such dividend or distribution or for the determination of stockholders entitled to receive such rights or warrants, as the case may be, by a fraction of which the numerator shall be the Fair Market Value per share of the Common Stock on such record date, and of which the denominator shall be such Fair Market Value per share of Common Stock less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the Business Day next following the record date for such dividend or distribution or for the determination of stockholders entitled to receive such rights or warrants, as the case may be.

        (5) Any share of Common Stock issuable in payment of a dividend or other distribution shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend or other distribution for purposes of calculating the number of outstanding shares of Common Stock under subparagraph (ii) above.

        (6) Anything in this paragraph (d) notwithstanding, the Corporation shall be entitled to make such upward adjustments in the Exchange Rate, in addition to those required by this paragraph (d), as the Corporation in its sole discretion shall determine to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders shall not be taxable.

        (7) In any case in which this paragraph (d) shall require that an adjustment as a result of any event become effective at the opening of business on the Business Day next following a record date and the date fixed for conversion pursuant to paragraph (a) occurs after such record date, but before the occurrence of such event, the Corporation may in its sole discretion elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any shares of Series E Preferred Stock surrendered for conversion the additional shares of Common Stock issuable upon such conversion over the shares of Common Stock issuable before giving effect to such adjustment; and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Section 5(d).

        (8) For purposes hereof, an "adjustment in the Exchange Rate" means, and shall be implemented by, an adjustment of the nature and amount specified, effected in the manner specified, in each of the Upper Exchange Rate, the Middle Exchange Rate and the Lower Exchange Rate. If an adjustment is made to the Exchange Rate pursuant to this paragraph
        (d), a proportionate adjustment in the same direction shall also be made on the Automatic Conversion Date to the Current Market Price solely to determine which of clauses (a), (b) or (c) of the definition of Exchange Rate will apply on the Automatic Conversion Date. Such adjustment shall be made by multiplying the Current Market Price by a fraction of which the numerator shall be the Exchange Rate immediately after such adjustment pursuant to this paragraph (d) and the denominator shall be the Exchange Rate immediately before such adjustment. All adjustments to the Exchange Rate shall be calculated to the nearest 1/1,000,000th of a share of Common Stock. No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent in the Exchange Rate; provided, however, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments to the Exchange Rate shall be made successively.

        (9) Before taking any action that would cause an adjustment increasing the Exchange Rate such that the conversion price (for purposes of this paragraph (d), an amount equal to the liquidation value per share of Series E Preferred Stock divided by the Upper Exchange Rate as in effect from time to time) would be below the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the Upper Exchange Rate as so adjusted.

        e. Adjustment for Certain Consolidations or Mergers. In case of any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), or in case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), proper provision shall be made so that each share of the Series E Preferred Stock shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of Series E Preferred Stock would have been converted if the conversion had occurred immediately prior to consummation of such transaction (based on the Exchange Rate in effect immediately prior to such consummation) and (ii) conversion on the Automatic Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of Series E Preferred Stock would have been converted if the conversion on the Automatic Conversion Date had occurred immediately prior to the date of consummation of such transaction (based on the Exchange Rate in effect immediately prior to such consummation); assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each nonelecting share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares). The kind and amount of securities into which the shares of the Series E Preferred Stock shall be convertible after consummation of such transaction shall be subject to adjustment as described in paragraph (d) following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

        f. Notice of Adjustments. Whenever the Exchange Rate is adjusted as provided in paragraph (d), the Corporation shall:

                (i) Forthwith compute the adjusted Exchange Rate and prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or the Controller of the Corporation setting forth the adjusted Exchange Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be prima facie evidence of the correctness of the adjustment, and file such certificate forthwith with the Transfer Agent;

                (ii) Make a prompt public announcement stating that the Exchange Rate has been adjusted and setting forth the adjusted Exchange Rate; and

                (iii) Promptly mail a notice (stating that the Exchange Rate has been adjusted and the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Exchange Rate) to the holders of record of the outstanding shares of the Series E Preferred Stock at or prior to the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred but in any event within 45 days of the end of such fiscal quarter.

        g.      Prior Notice of Certain Events. In case:

        i. the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than a dividend payable solely in cash in an amount such that the aggregate cash dividend per share of Common Stock in any fiscal quarter does not exceed 3.75% of the Current Market Price of the Common Stock on the Trading Day next preceding the date of declaration of such dividend, or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then outstanding shares of Common Stock; or

        ii. the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants (other than Rights); or

        iii. of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange where the Common Stock is converted into other securities, cash or other property; or

        iv. of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

then the Corporation shall cause to be filed with the Transfer Agent and each office or agency maintained for conversion of shares of Series E Preferred Stock, and shall cause to be mailed to the holders of record of the Series E Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property (including cash) deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, liquidation, dissolution or winding up. No failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

        h. Dividend or Interest Reinvestment Plans; Other. Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Corporation, or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series E Preferred Stock was first designated, shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Corporation to which any of the adjustment provisions described above applies. There shall be no adjustment of the Exchange Rate in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the corporation except as described in this Section
4. Except as expressly set forth in this Section 4, if any action would require adjustment of the Exchange Rate pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value.

        i. For purposes of this Section 4, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held, directly or indirectly through a subsidiary, by or for the account of the Corporation.

5.      RESERVATION OF SHARES; LISTING OF SHARES, ETC.

        a. Reservation of Shares. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series E Preferred Stock, the full number of shares of its Common Stock deliverable upon conversion of all shares of Series E Preferred Stock not theretofore converted.

        b. Listing of Shares. If any shares of Common Stock required to be reserved for purposes of conversion of the Series E Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, as expeditiously as possible, if permitted by the rules of such exchange, cause to be listed and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series E Preferred Stock.

        c. Shares Issued on Conversion to be Fully Paid, Etc. The shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock, when the same shall be issued in accordance with the terms hereof, are hereby declared to be and shall be fully paid and nonassessable shares of Common Stock in the hands of the holders thereof.

        d. No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series E Preferred Stock. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Series E Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Closing Price of a share of Common Stock (or, if there is no such Closing Price, the fair market value of a share of Common Stock, as determined or prescribed by the Board of Directors) at the close of business on the Trading Day immediately preceding the date of conversion.

        e. Other Action. If the Corporation shall take any action affecting the Common Stock, other than action described in Section 4, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Series E Preferred Stock, the Exchange Rate for the Series E Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

6. VOTING RIGHTS. Other than as required by applicable law, the Series E Preferred Stock shall not have any voting powers either general or special except that:

        a. Unless a greater vote or consent shall then be required by law, the affirmative vote or consent of two-thirds of the votes to which the holders of the outstanding shares of the Series E Preferred Stock, and each other series of Preferred Stock of the Corporation similarly affected, if any, voting together as a single class, are entitled shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation (including any Certificate of Designations,

Preferences and Rights or any similar document relating to any series of Preferred Stock) of the Corporation, including any amendment or supplement thereto, if such would materially and adversely affect the preferences, rights, powers or privileges, qualification, limitations and restrictions of the Series E Preferred Stock and any such other series of Preferred Stock; provided, however, that the creation, issuance or increase in the amount of authorized shares of any series of Preferred Stock ranking on a parity with or junior to the Series E Preferred Stock as to the payment of dividends or upon liquidation, dissolution or winding up will not be deemed to materially and adversely affect such rights, powers or privileges, qualification, limitations and restrictions.

        b. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of two-thirds of the votes to which the holders of the outstanding shares of the Series E Preferred Stock, and all other series of Preferred Stock of the Corporation ranking on parity with shares of the Series E Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up) as to which like voting rights have been conferred, voting together as a single class, are entitled shall be necessary to create, authorize or issue, or reclassify any authorized stock of the Corporation into, or create, authorize or issue any obligation or security convertible into or evidencing a right to purchase, any shares of any class or series of stock of the Corporation ranking prior to the Series E Preferred Stock or ranking prior to any other class or series of Preferred Stock of the Corporation which ranks on a parity with the Series E Preferred Stock as to dividends or upon liquidation, dissolution or winding up.

        c. Whenever, at any time or times, dividends payable on the shares of Series E Preferred Stock shall be in arrears in an amount equal to at least six full quarterly dividends on shares of the Series E Preferred Stock at the time outstanding, the holders of the outstanding shares of Series E Preferred Stock shall have the exclusive right, voting together as a class with holders of shares of any one or more other series of Preferred Stock ranking on a parity with the Series E Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up) upon which like voting rights have been conferred and are then exercisable, to elect two (2) directors of the Corporation for one-year terms at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders. If the right to elect directors shall have accrued to the holders of the Series E Preferred Stock more than 90 days prior to the date established for the next annual meeting of stockholders, the President of the Corporation shall, within 20 days after delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of the Series E Preferred Stock, call a special meeting of the holders of Series E Preferred Stock to be held within 60 days after the delivery of such request for the purpose of electing such additional directors. Upon the vesting of such right of the holders of Series E Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding shares of Series E Preferred Stock (either alone or together with the holders of shares of any one or more other such series of Preferred Stock entitled to vote in such election) as set forth above. The right of the holders of Series E Preferred Stock to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends in arrears on the Series E Preferred Stock shall have been paid in full or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above described.

        d. Upon termination of such special voting rights attributable to all holders of the Series E Preferred Stock and any other such series of Preferred Stock ranking on a parity with the Series E Preferred Stock as to dividends or upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, the term of office of each director elected by the holders of shares of Series E Preferred Stock and such parity Preferred Stock (a "Preferred Stock Director") pursuant to such special voting rights shall immediately terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors. Any Preferred Stock Director may be removed by, and shall not be removed otherwise than by, a majority of the votes to which the holders of the outstanding shares of Series E Preferred Stock and all other such series of Preferred Stock ranking on a parity with the Series E Preferred Stock with respect to dividends who were entitled to participate in such Preferred Stock Directors election, voting as a single class, are entitled. If the office of any Preferred Stock Director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining Preferred Stock Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

        e. In connection with any right to vote, each holder of Series E Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other series of Preferred Stock being entitled to such number of votes, if any, for each share of stock held as may be granted to them).

7. RANKING. The Common Stock shall rank junior to the Series E Preferred Stock as to dividends and upon liquidation, dissolution or winding up, as described in Sections 2 and 3. Any other class or series of stock of the Corporation shall be deemed to rank:

        a. prior to the Series E Preferred Stock, as to dividends or upon liquidation, dissolution or winding up as described in Section 3, respectively, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon such a liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Series E Preferred Stock;

        b. on a parity with the Series E Preferred Stock, as to dividends or upon liquidation, dissolution or winding up as described in section 3, respectively, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series E Preferred Stock, if the holders of such class of stock and the Series

E Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon such a liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation prices, without preference or priority one over the other; and

        c. junior to the Series E Preferred Stock, as to dividends or upon liquidation, dissolution or winding up as described in section 3, respectively, if the holders of Series E Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon such a liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

8. DEFINITIONS. For purposes of this Certificate of Designations, Preferences and Rights of Series E Preferred Stock, the following terms shall have the meanings indicated:

        a.      "Automatic Conversion" is defined in Section 4(a).

        b. "Automatic Conversion Date" shall mean the third anniversary of the Initial Issuance Date.

        c. "Base Number" shall mean the number derived from dividing $100 by the Initial Common Stock Price.

        d. "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York or The Commonwealth of Massachusetts are authorized or obligated by law or executive order to close or a day which is or is declared a national or New York or Massachusetts state holiday.

        e. "Closing Price" with respect to any securities on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such Exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or a similarly generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

        f. "Current Market Price" shall mean the average of the daily Closing Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the date in question, provided, however, that, if any event that results in an adjustment of the Exchange

Rate occurs during the period beginning on the first day of such ten-day period and ending on the applicable conversion date, the Current Market Price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event.

        g. The "Exchange Rate" shall be equal to (a) if the Current Market Price on the date of determination is equal to or greater than 120% of the Initial Common Stock Price (the "Threshold Common Stock Price"), the number of shares of Common Stock equal to 0.83333333 of the Base Number (the "Upper Exchange Rate"), (b) if the Current Market Price on the date of determination is less than the Threshold Common Stock Price but greater than the Initial Common Stock Price, the number of shares of Common Stock having a value (determined at the Current Market Price) equal to the Initial Preferred Stock Price (the "Middle Exchange Rate"), and (c) if the Current Market Price on the date of determination is equal to or less than the Initial Common Stock Price, a number of shares of Common Stock (the "Lower Exchange Rate") equal to the Base Number; provided that for all purposes relating to optional conversion by a holder pursuant to Section 4(b) the Exchange Rate shall be equal to the Upper Exchange Rate. The Exchange Rate is subject to adjustment as set forth in Section 4(d).

        h. "Fair Market Value" on any day shall mean the average of the daily Closing Prices of a share of Common Stock of the Corporation on the five
(5) consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term "'ex' date", when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Closing Price.

        i. "Full Cumulative Dividends" shall mean, with respect to the Series E Preferred Stock, or any other capital stock of the Corporation, as of any date the aggregate amount of all then accumulated, accrued and unpaid dividends payable on such shares of Series E Preferred Stock, or other capital stock, as the case may be, in cash, whether or not earned or declared and whether or not there shall be funds legally available for the payment thereof.

        j. "Initial Common Stock Price" shall mean $15.4375 per share of Common Stock.

        k. "Initial Issuance Date" shall mean the date on which shares of Series E Preferred Stock are initially issued by the Company.

        l.      "Initial Preferred Stock Price" shall mean $100 per share.

        m.      "Lower Exchange Rate" is defined in the definition of "Exchange
Rate".

        n.      "Middle Exchange Rate" is defined in the definition of "Exchange
Rate".

        o.      "Optional Conversion" is defined in Section 4(b).

        p.      "Optional Conversion Date" is defined in Section 4(b).

        q. "Record Date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities of other property (whether such dated is fixed by the Board of Directors or by statute, contract or otherwise), and with respect to any subdivision or combination of the Common Stock, the effective date of such subdivision or combination.

        r. "Rights" shall mean the rights of the Corporation which are issuable under the Rights Agreement, or rights to purchase any capital stock of the Corporation under any successor shareholder rights plan or plan adopted in replacement of the Rights Agreement.

        s. "Rights Agreement" shall mean any agreement similar to the Corporation's previous Rights Agreement dated as of April 26, 1988 between the
Corporation and State Street Bank and Trust Company, as Rights Agent, as the same may be amended from time to time.

        t.      [omitted].

        u.      [omitted].

        v.      [omitted].

        w. "Threshold Common Stock Price" is defined in the definition of "Exchange Rate".

        x. "Trading Day" shall mean (x) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange is open for business or (y) if the applicable security is quoted on the National Market System of the National Association of Securities Dealers Automated Quotation System, a day on which trades may be made on such National Market System or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

        y. "Transfer Agent" shall mean State Street Bank and Trust Company, or any other national or state bank or trust company having combined capital and surplus of at least $100,000,000 and designated by the Corporation as the transfer agent and/or registrar of the Series E Preferred Stock, or if no such designation is made, the Corporation.

        z.      "Upper Exchange Rate" is defined in the definition of "Exchange
Rate".

        FIFTH: The minimum amount of capital with which this corporation will commence business is one thousand dollars ($1,000.).

        The board of directors, without the assent of or other action by the stockholders, may from time to time authorize the issue and sale of shares of stock of this corporation now or hereafter authorized, for such consideration and upon such terms as the board may determine.

        SIXTH: This corporation is to have perpetual existence.

        SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts.

        EIGHTH: The following provisions are inserted for the regulation and conduct of the affairs of this corporation, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers elsewhere conferred herein or in the by-laws or conferred by law:

        (a) Except as may be otherwise expressly required by law or by other provisions of this certificate of incorporation or by the by-laws, the board of directors shall have and may exercise, transact, manage, promote and carry on all of the powers, authorities, businesses, objects and purposes of this corporation.

        (b) Certain Provisions Relating to Nomination, Election and Removal of Directors.

                1. ELECTION OF DIRECTORS. Elections of directors need not be by written ballot unless the by-laws shall so provide. No director need be a stockholder.

                2. NUMBER, ELECTION AND TERMS OF DIRECTORS. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the by-laws. The directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, with the term of office of one Class expiring each year. At the annual meeting of stockholders in 1985, directors of Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting, with the members of each Class to hold office until their successors are elected and qualified. At each subsequent annual meeting of the stockholders of the Corporation, the successors to the Class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

                3. STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES. Advance notice of nominations for the election of directors, other than by the Board of Directors or a Committee thereof, shall be given in the manner provided in the by-laws.

                4. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the Class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                5. REMOVAL OF DIRECTORS. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the

                        Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office without cause only by the affirmative vote of the holders of 66-2/3% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors voting together as a single class.

        (c) By-laws. The Board of Directors and the stockholders shall each have the power to adopt, alter, amend and repeal the by-laws; and any by-laws adopted by the directors or the stockholders under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders; PROVIDED, HOWEVER, that the by-laws shall not be altered, amended or repealed by action of the stockholders, and no by-law shall be adopted by action of the stockholders, without the affirmative vote of the holders of at least 66-2/3% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

        (d) The board of directors may at any time set apart out of any of the funds of this corporation available for dividends a reserve or reserves for any proper purpose and may at any time reduce or abolish any such reserve. Any other proper reserves may also be carried.

        (e) This corporation may purchase, hold, sell and transfer shares of its own capital stock, but shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of the capital of this corporation, subject always to the right of this corporation to reduce its capital or to redeem any preferred or special shares out of capital as permitted by law. Shares of its own capital stock belonging to this corporation shall not be voted upon directly or indirectly. The purchase, acquisition or holding by this corporation of shares of its own capital stock shall not be deemed to constitute the retirement of such shares or a reduction of capital except as such shares are formally retired or the capital is formally reduced in accordance with the provisions of law therefor.

        (f) Nothing in this certificate of incorporation shall be deemed to prohibit the reissue of any shares of capital stock of this corporation retired or reduced upon or in connection with any reduction of capital, but upon the filing and recording of the certificate of reduction such shares shall have the status of authorized and unissued shares of the class of stock to which such shares belong, if and to the extent permitted by law. So far as permitted by law the stockholders or board of directors authorizing or effectuating any reduction of capital may determine the manner in which such reduction shall be effected and the extent, if any, to which any assets shall be distributed to stockholders, and except as and to the extent that such a distribution is so authorized or provided for, no stockholder shall be entitled to demand any distribution of assets in connection with or as the result of any reduction of capital.

        (g) The board of directors may from time to time determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books and papers of this corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of this corporation, except as and to the extent expressly provided by law with reference to the right of stockholders to examine the original or duplicate stock ledger, or as otherwise expressly provided by law, or except as expressly authorized by resolution of the board of directors.

        (h) The board of directors shall have the power to fix from time to time the compensation of its members. No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud or bad faith, any director, officer or stockholder of this corporation individually, or any individual having any interest in any concern which is a stockholder of this corporation, or any concern in which any such directors, officers, stockholders or individuals have any interest, may be a party to, or may be pecuniarily or otherwise interested in, any contract, transaction or other act of this corporation, and

(i) such contract, transaction or act shall not be in any way invalidated or otherwise affected by that fact;

(ii) no such director, officer, or stockholder shall be liable to account to this corporation for any profit or benefit realized through any such contract, transaction or act; and

(iii) any such director of this corporation may be counted in determining the existence of a quorum at any meeting of the board of directors or of any committee thereof which shall authorize any such contract, transaction or act, and may vote to authorize the same, provided, however, that any contract, transaction or act in which any director or officer of this corporation is so interested individually or as a director, officer, trustee or member of any concern which is not a subsidiary or affiliate of this corporation, or in which any directors or officers, respectively, are so interested as holders, collectively, of a majority of shares of capital stock or other beneficial interest at the time outstanding in any concern which is not a subsidiary or affiliate of this corporation, shall be duly authorized or ratified by a majority of the board of directors who are not so interested and to whom the nature of such interest has been disclosed. With respect to the matters herein contained,

(a) the word "interest" shall include personal interest and interest as a director, officer, stockholder, shareholder, trustee, member or beneficiary of any concern;

(b) the word "concern" shall mean any corporation, association, trust, partnership, firm, person or other entity other than this corporation; and

(c) the phrase "subsidiary or affiliate" shall mean a concern in which a majority of the directors, trustees, partners or controlling persons are elected or appointed by the directors of this corporation, or are constituted of the directors or officers of this corporation.

To the extent permitted by law, the authorizing or ratifying vote of a majority in interest of each class of the capital stock of this corporation outstanding and entitled to vote for directors at an annual meeting or a special meeting duly called for the purpose (whether such vote is passed before or after judgment rendered in a suit with respect to such contract, transaction or act) shall validate any contract, transaction or act of this corporation, or of the board of directors or any committee thereof, with regard to all stockholders of this corporation, whether or not of record at the time of such vote, and with regard to all creditors and other claimants under this corporation, provided, however, that with respect to the authorization or ratification of contracts, transactions or acts in which any of the directors, officers or stockholders of this corporation have an interest, the nature of such contracts, transactions or acts and the interest of any director, officer or stockholder therein shall be summarized in the notice of any such annual or special meeting, or in a statement or letter accompanying such notice, and shall be fully disclosed at any such meeting, and provided also that stockholders so interested may vote at any such meeting, and provided further that any failure of the stockholders to authorize or ratify such contract, transaction or act shall not be deemed in any way to invalidate the same or to deprive this corporation, its directors, officers or employees of its or their right to proceed with such contract, transaction or act.

No contract, transaction or act shall be avoided by reason of any provision of this clause (h) which would be valid but for those provisions.

        (i) The Corporation shall indemnify each person who is or was a director or officer of this Corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement to the maximum extent permitted from time to time under the General Corporation Law of the State of Delaware. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.

        (j)     [omitted].

        (k) Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation, or any class or series thereof, must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

        (l) Certain Amendments, etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal, paragraphs (b), (c), (k) or this paragraph (1) of this Article EIGHTH or any provision hereof or thereof.

        (m) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the full extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        NINTH: Subject to the applicable provisions (if any) of this certificate of incorporation, this corporation reserves the right to amend, alter, change, add to or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by law.

        IN WITNESS WHEREOF, The TJX Companies, Inc. has caused this certificate to be signed by Donald G. Campbell, its Executive Vice President, and its corporate seal affixed hereto, this 4th day of September, 1997. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of section 245 of the General Corporation Law of the State of Delaware, and only restates and integrates and does not further amend the provisions of the Corporation's certificate of incorporation as heretofore amended or supplemented. There is no discrepancy between the provisions of the certificate of incorporation as heretofore amended or supplemented and the provisions of this restated certificate of incorporation. This certificate is to be filed with the Secretary of State of the State of Delaware, and recorded with the Recorder of Deeds of New Castle County, Delaware, pursuant to Sections 103 and 245 of the General Corporation Law of the State of Delaware.




                                       THE TJX COMPANIES, INC.


                                       By /s/ Donald G. Campbell
                                          -----------------------------------
                                          Name: Donald G. Campbell
                                          Title: Executive Vice President